                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ____________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. __)*

                                GLU MOBILE INC.
          ___________________________________________________________
                               (Name of Issuer)

                                 COMMON STOCK
          ___________________________________________________________
                        (Title of Class of Securities)

                                   379890106
                             ____________________
                                (CUSIP Number)

                                March 21, 2006
          ___________________________________________________________
            (Date of Event Which Requires Filing of this Statement)

Check  the  appropriate  box to  designate  the Rule  pursuant  to  which  this
Schedule is filed:

                              [ ] Rule 13d - 1(b)
                              [X] Rule 13d - 1(c)
                              [ ] Rule 13d - 1(d)

*     The  remainder  of this cover  page  shall be filled out for a  reporting person's  initial  filing on this form with  respect  to the  subject  class of securities,  and for any  subsequent  amendment  containing  information  which would alter disclosures provided in a prior cover page.

      The  information  required  on the  remainder  of this page  shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 ("Act") or  otherwise  subject to the  liabilities  of that section of the Act but shall be subject to all other  provisions  of the Act  (however, see the Notes.)

                        (Continued on following page(s)

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CUSIP          No.              13G                Page 2 of 6
379890106                                             Pages
-------------------                              ----------------

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   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        BAVP, LP                                  94-3359700

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   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
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   3    SEC USE ONLY

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   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                        Delaware
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                                                       2,400,819
                 5  SOLE VOTING POWER
   NUMBER OF
     SHARES
  BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH

-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                 6  SHARED VOTING POWER
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                                                       2,400,819
                 7  SOLE DISPOSITIVE POWER
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                 8  SHARED DISPOSITIVE POWER                   0
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    9      AGGREGATE   AMOUNT   BENEFICIALLY   OWNED   BY   EACH
           REPORTING PERSON
                                                       2,400,819
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    10     CHECK IF THE  AGGREGATE  AMOUNT  IN ROW (9)  EXCLUDES
           CERTAIN SHARES*

                                                            [  ]
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    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           8.44%
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    12     TYPE OF REPORTING PERSON*

                                                              PN
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-------------------                              ----------------
CUSIP          No.              13G                Page 3 of 6
379890106                                             Pages
-------------------                              ----------------

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   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        Scale Venture Management I, LLC
        94-3358904

-----------------------------------------------------------------
-----------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
-----------------------------------------------------------------
-----------------------------------------------------------------
   3    SEC USE ONLY

-----------------------------------------------------------------
-----------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                      California
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                 5  SOLE VOTING POWER
   NUMBER OF
     SHARES
  BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH

-----------------------------------------------------------------
-----------------------------------------------------------------
                                                       2,400,819
                 6  SHARED VOTING POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                                                               0
                 7  SOLE DISPOSITIVE POWER
-----------------------------------------------------------------
-----------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER           2,400,819
-----------------------------------------------------------------
-----------------------------------------------------------------
    9      AGGREGATE   AMOUNT   BENEFICIALLY   OWNED   BY   EACH
           REPORTING PERSON
                                                       2,400,819
-----------------------------------------------------------------
-----------------------------------------------------------------
    10     CHECK IF THE  AGGREGATE  AMOUNT  IN ROW (9)  EXCLUDES
           CERTAIN SHARES*

                                                            [  ]
-----------------------------------------------------------------
-----------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                           8.44%
-----------------------------------------------------------------
-----------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

                                                              OO
-----------------------------------------------------------------

Item 1(a). Name of Issuer:

           Glu Mobile Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           1800 Gateway Drive
           Second Floor
           San Mateo, CA  94404

Item 2(a). Name of Person Filing:

           BAVP, LP
           Scale Venture Management I, LLC

Item 2(b). Address of Principal Business Office or, if None, Residence:

           Each  Reporting  Person  has its  principal  business  office at 950
           Tower Lane, Suite 700, Foster City, CA  94404.

Item 2(c). Citizenship:

           BAVP, LP                       Delaware
           Scale Venture Management I, LLC     California

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP Number:

           379890106

Item 3.    If This Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b)
           or (c), Check Whether the Person Filing is a:

           (a)  [ ]  Broker  or  dealer  registered  under  Section 15  of  the
           Exchange Act.
           (b)  [  ] Bank as defined in Section 3(a)(6) of the Exchange Act.
           (c)  [ ]  Insurance  company as defined in  Section 3(a)(19)  of the
                Exchange Act.
           (d)  [ ]  Investment  company  registered  under  Section 8  of  the
                Investment Company Act.
           (e)  [   ]   An    investment    adviser    in    accordance    with
           Rule 13d-1(b)(1)(ii)(E).
           (f)  [ ] An employee  benefit plan or endowment  fund in  accordance with Rule 13d-1(b)(1)(ii)(F).
           (g)  [ ] A parent  holding  company or control  person in accordance with Rule 13d-1(b)(1)(ii)(G).
           (h)  [ ] A savings  association  as defined in  Section 3(b)  of the
                Federal Deposit Insurance Act.
           (i)  [ ] A church plan that is excluded  from the  definition  of an investment  company  under Section  3(c)(14) of the  Investment
                Company Act.
           (j)  [   ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership:

           With respect to the  beneficial  ownership of the reporting  person, see Items 5  through  11 of the cover  pages to this  Schedule  13G, which are incorporated herein by reference.

Item 5.    Ownership of Five Percent or Less of a Class:

           If this  statement  is being filed to report the fact that as of the date  hereof the  reporting  person has ceased to be the  beneficial owner of more than five  percent of the class of  securities,  check
           the following  [    ].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

           Not applicable.

Item 7.    Identification  and  Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

           Not applicable.

Item 8.    Identification and Classification of Members of the Group:

           Not applicable.

Item 9.    Notice of Dissolution of Group:

           Not applicable.

Item 10.   Certification:

           By signing  below each of the  undersigned  certifies  that,  to the best of such  undersigned's  knowledge  and belief,  the  securities referred  to  above  were  not  acquired  and are not  held  for the purpose  of or with  the  effect  of  changing  or  influencing  the control of the issuer of the  securities  and were not  acquired and are  not  held  in  connection  with  or  as a  participant  in  any transaction having that purpose or effect.

                                      SIGNATURE

After  reasonable  inquiry  and to the  best  of my  knowledge  and  belief,  I certify that the  information  set forth in this  statement  is true,  complete and correct.

Dated:     March 27, 2007

Scale Venture Management I, LLC
BAVP, LP

By:   Scale Venture  Management I, LLC, as reporting person and in its capacity as general partner of BAVP LP

      /s/ Sharon L. Weinbar
      Name:Sharon L. Weinbar
      Title:    Manager

                                                                   Exhibit 99.1

                        EXHIBIT 99.1 - JOINT FILING AGREEMENT

      The undersigned  hereby agree that they are filing this statement jointly pursuant  to Rule  13d-1(k)(1).  Each of them  is  responsible  for the  timely
filing  of  such  Schedule  13G  and  any  amendments  thereto,   and  for  the
completeness  and accuracy of the information  concerning such person contained therein;  but none of them is responsible  for the  completeness or accuracy of the  information  concerning the other persons  making the filing,  unless such person knows or has reason to believe that such information is inaccurate.

      In accordance with Rule 13d-1(k)(1)  promulgated under the Securities and
Exchange Act of 1934,  as amended,  the  undersigned  hereby agree to the joint filing  with each  other on behalf  of each of them of to such a  statement  on
Schedule 13G with  respect to the common stock of Glu Mobile Inc.  beneficially owned by each of them.  This Joint  Filing  Agreement  shall be  included as an exhibit to such Schedule 13G.

Dated:     March 27, 2007

Scale Venture Management I, LLC
BAVP, LP

By:   Scale Venture  Management I, LLC, as reporting person and in its capacity as general partner of BAVP LP

      /s/ Sharon L. Weinbar
      Name:Sharon L. Weinbar
      Title:    Manager